CONSENT OF KEN JONES

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled “NI 43-101 Technical Report Feasibility Study on the Fekola Gold Project in Mali” dated effective June 30, 2015, (ii) the report titled “Masbate Gold Operation, Republic of Philippines, NI 43-101 Technical Report on Operations” dated effective December 31, 2016 ,and (iii) the report titled “Otjikoto Gold Mine, Namibia NI 43-101 Technical Report” dated March 19, 2019, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Ken Jones
Ken Jones

June 17, 2019